EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

American Tower Corporation

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(3)(4)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary shares(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Units(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Guarantees(3)	456(b) and 457(r)
	Other	Purchase Contracts(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

(1)	An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may periodically be offered at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(3)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(4)	An indeterminate number of shares of common stock may be issued from time to time upon exercise, conversion or exchange of other securities.